Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, contact:
NOVEMBER 30, 2010	Susan J. Lewis, 303-804-0494
slewis@qsii.com
QUALITY SYSTEMS, INC. NAMES JAMES J. SULLIVAN
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
     IRVINE, Calif. ... November 30, 2010 ... Quality Systems, Inc. (NASDAQ: QSII) announced today that it has named James J. Sullivan to the position of executive vice president, general counsel and secretary of the company, effective November 29, 2010.
     In this capacity, Sullivan will be responsible for overseeing all legal-related functions for the company. The general counsel role is a newly created position, and Sullivan is replacing Paul A. Holt as secretary of the company. Holt will continue to serve as executive vice president and chief financial officer.
     Sullivan brings more than 25 years of experience in corporate and securities law to the company. Before joining Quality Systems, Sullivan served as senior vice president, general counsel and secretary of The TriZetto Group, Inc., a healthcare technology company headquartered in Greenwood Village, Colo. Prior to joining The TriZetto Group in July 2001, Sullivan ran a legal and consulting practice focused on corporate, securities and intellectual property matters for technology and emerging-growth companies, from June 2000 to July 2001. Previously, he was senior vice president, general counsel and secretary of Long Beach Financial Corporation, a national mortgage lender headquartered in Orange, California. Earlier in his career, he was a corporate and securities associate with Gibson, Dunn & Crutcher in its Orange County, California office.
     “We are pleased to welcome Jim to our management team. He is a seasoned attorney with several years of experience in the healthcare information technology (HCIT) arena. His specific industry experience coupled with his corporate legal expertise will bode well for Quality Systems as we continue to focus on our strategic positioning and anticipated growth from the stimulus plan and beyond. We look forward to the contributions Jim will make in his new role,” said Steven T. Plochocki, chief executive officer at Quality Systems.
     Sullivan added: “Quality Systems has built a solid reputation in the HCIT sector, and there are many changes waiting to occur within our nation’s healthcare system. This is truly an exceptional time to be engaged in the sector, and I am excited to bring my decades of legal and healthcare knowledge to this growing entity.”
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Quality Systems, Inc.
Appointment of James J. Sullivan

     Sullivan, 53, resides in Newport Beach, Calif., with his wife, Leslie, and his two daughters. He holds a Bachelor of Science degree in Business Administration from the University of Southern California and a Juris Doctorate from Loyola Law School of Los Angeles. He received a Certified Public Accounting certification from the State of California in 1982.
About Quality Systems, Inc.
     Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties. Management believes that these forward looking statements are reasonable and are based on reasonable assumptions and forecasts, however, undue reliance should not be placed on such statements that speak only as of the date hereof. Moreover, these forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; uncertainties concerning threatened, pending and new litigation against the Company including related professional services fees; uncertainties concerning the amount and timing of professional fees incurred by the Company generally; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; general economic conditions; and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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